FORM SE


                             SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, DC  20549


                        FORM FOR SUBMISSION OF PAPER FORMAT EXHIBITS
                                    BY ELECTRONIC FILERS



IOWA-ILLINOIS GAS AND ELECTRIC COMPANY                         0000052491
      (Exact Name of Registrant                        (Registrant CIK Number)
        as Specified in Charter)


     FORM 11-K for the Year Ended
          December 31, 1993                                           NA
   (Electronic Report, Schedule or                          (SEC File Number )
      Registration of Which the
        Documents Are a Part)





                                         SIGNATURES


The Registrant has duly caused this form to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davenport, State of Iowa, 1994.


                                    IOWA-ILLINOIS GAS AND ELECTRIC COMPANY
                                                  (Registrant)


                                    By:    Barbara A. Ven Horst
                                           Asst. Secretary & Asst. Treasurer